Exhibit 23.1

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Dime Community Bancshares, Inc. as
acquiror of Financial Bancorp, Inc.

We consent to the incorporation by reference in the Current Report Amendment No. 1 on Form 8-K/A of Dime Community Bancshares, Inc. of our report dated December 4, 1998 related to the consolidated statements of financial condition of Financial Bancorp, Inc. and Subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, which report is included in the Annual Report on Form 10-K of Financial Bancorp, Inc. filed with the Securities and Exchange Commission on December 29, 1998.


/s/ RADICS & CO. LLC

Pine Brook, New Jersey
April 5, 1999